NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on May 17, 2024, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on May 06, 2024 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between First Trust Energy Infrastructure Fund and FT Energy Income Partners Enhanced Income ETF became effective on May 06, 2024. Each Common Shares of Beneficial Interest of First Trust Energy Infrastructure Fund will be exchanged for One (1) Common Share of FT Energy Income Partners Enhanced Income ETF. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on May 06, 2024.